Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 23rd day of June, 2010, by and between the Seneca Gaming Corporation (“Parent”), a governmental instrumentality of the Seneca Nation of Indians of New York (the “Nation”) and Lee K. Shannon (“Executive”).  This Agreement shall become effective as of the Commencement Date (as defined in Section 2 below).

W I T N E S S E T H:

WHEREAS, Parent desires that Executive serve as the Senior Vice President and General Counsel of Parent and each of the Seneca Niagara Falls Gaming Corporation, the Seneca Territory Gaming Corporation, the Seneca Erie Gaming Corporation, and the Lewiston Golf Course Corporation, each a wholly-owned subsidiary of Parent and a governmental instrumentality of the Nation, and each of the wholly-owned subsidiaries of Parent formed or acquired in the future (unless otherwise determined by the Board of Directors of Parent) (collectively, the “Subsidiaries” and together with Parent, “Employer”); and

WHEREAS, Executive desires to serve as Senior Vice President and General Counsel of Employer in accordance with the terms and conditions of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment. Upon the Commencement Date, Employer hereby employs Executive as its Senior Vice President and General Counsel.  Executive shall report and be accountable to and work under the authority of the President and Chief Executive Officer and the Board of Directors of Parent (the “Board”).  Executive shall perform such duties and have such responsibilities that are customary for such position, including those set forth on Exhibit A hereto, and those that may be specified from time to time by the President and Chief Executive Officer and/or the Board.  Without limiting the foregoing, such duties shall further include an affirmative obligation to mentor and train enrolled Seneca Nation members and other Native American employees of Employer in furtherance of the Nation’s efforts to promote the development and advancement of Native Americans.

2.                                       Term.  The term of this Agreement shall commence on the date mutually agreed upon by Executive and Employer that is within 30 days of the date hereof (the “Commencement Date”) and terminate on the day before the third anniversary of the Commencement Date (the “Termination Date”), unless renewed by a subsequent written agreement of the parties.  The parties shall enter into good faith discussions regarding the renewal/non-renewal of this Agreement no later than 180 days prior to the Termination Date.  If Employer elects not to renew the Agreement then, beginning on the first day following the Termination Date, Employer shall: (i) pay Executive his Base Compensation earned, but unpaid, through the Termination Date; (ii) continue to pay Executive his Base Compensation in effect as of the Termination Date for a period following his termination (the “Post-Expiration Period”) of three months; and (iii) to the extent elected by Executive, pay for the cost of Executive’s premiums for continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended

(“COBRA”), for the lesser of (1) the Post-Expiration Period, (2) until Executive is no longer eligible for COBRA continuation coverage, or (3) until Executive obtains comparable healthcare benefits from any other employer during the Post-Expiration Period, whereupon Employer shall have no further liability or obligation to Executive for healthcare coverage under this Agreement or otherwise.

3.                                       Compensation.

(a)                                  Executive shall be paid a base salary (“Base Compensation”) at the annual rate of Four Hundred Thousand Dollars ($400,000.00) for Employer’s fiscal year ending September 30, 2010.  Employer shall review the Base Compensation on an annual basis (prior to or in connection with the close of its fiscal year) at which time Employer shall determine in its sole discretion whether or not the Base Compensation shall be increased and the timing thereof.  The Base Compensation shall be payable in periodic payments in accordance with Employer’s regular payroll practices, and shall be prorated for periods less than 12 months in duration.

(b)                                 Executive shall be entitled to participate in such standard employee benefit plans and insurance programs offered by Employer to other full-time executives of Employer at the same level of Executive, or which it may adopt from time to time for such executives (such as 401(k) retirement plans and health and welfare benefit plans), in accordance with the terms and conditions thereof.

(c)                                  Executive shall be provided with three weeks paid vacation during each fiscal year (limited to five days for the remainder of the fiscal year ending September 30, 2010).  The vacation days shall accrue, expire and otherwise be administered in accordance with Employer’s vacation policy, as in effect from time to time.

(d)                                 Executive shall be entitled to reimbursement of his business expenses, in accordance with Employer’s policies, as in effect from time to time.

(e)                                  Executive shall also be eligible to participate in any performance or incentive compensation programs that Employer may adopt in the future for its executives at the same level as Executive.  Said additional performance or incentive compensation, if any, shall be in addition to and shall not lessen or reduce the Base Compensation.

(f)                                    Should Executive become unable to perform the duties required under this Agreement as a result of temporary, documented mental or physical disability (such documentation to be delivered to Employer promptly), Executive shall be eligible to continue to receive his Base Compensation for the period during which the documented disability prevents performance of his duties, provided that such Base Compensation shall only be payable for a maximum period of up to 180 days following the first day of missed performance as a result of the disability.

(g)                                 The Parent shall pay (or reimburse Executive if paid by Executive) for (i) Executive’s attorney registration dues, (ii) the annual dues for membership in attorney bar associations, and (iii) the reasonable costs and expenses related to fulfilling

Executive’s continuing legal education requirements.

4.                                       Licensing Issues.  Executive represents and warrants to Employer that he shall maintain in good standing such licenses as may be required pursuant to the Nation-State Gaming Compact between the Nation and the State of New York (the “Compact”) and/or the Nation’s or Employer’s gaming ordinances as in effect from time to time, as may be necessary to enable Executive to engage in his employment hereunder.

5.                                       Termination.

(a)                                  Executive’s employment hereunder may be terminated by Parent immediately under the following circumstances and such termination by Parent shall be a termination with respect to Parent and each of the Subsidiaries:

(i)                                     upon revocation or disapproval of the license required pursuant to the Compact, or upon disapproval by the National Indian Gaming Commission of the issuance of any license by the Nation pursuant to its own gaming ordinances, if either such action renders it unlawful for Executive to perform as Senior Vice President or General Counsel of Parent or any of the Subsidiaries, or if any event renders it unlawful for the Nation and/or Employer to continue to conduct casino gaming on Nation Territory.  For purposes of this Agreement, “Nation Territory” shall include current or future Nation territory where Employer conducts or will conduct its gaming operations as of the date Executive’s employment is terminated.

(ii)                                  upon revocation or disapproval of such licenses for Executive as are required pursuant to the Compact and/or by the Nation’s or Employer’s gaming ordinances, provided that, in the event Executive appeals the grounds for such revocation, disapproval or suspension, Employer shall suspend Executive without compensation during the pendency of such appeal, with reinstatement of Executive and reimbursement of such compensation by Employer in the event such appeal is successful;

(iii)                               Executive shall commit an act constituting “Cause,” which is defined to mean (A) an act of dishonesty by Executive intended to result in gain or personal enrichment of Executive or others at Employer’s expense, (B) the deliberate and intentional refusal by Executive (except by reason of disability) to perform his duties hereunder, (C) by acts constituting gross negligence in the performance of such duties, or (D) the failure to perform any material term or condition of this Agreement after written notice thereof from Company and the Executive’s failure to cure such failure within 15 days of the written notice (as determined by Company and specified in the notice of breach and other than by reason of disability);

(iv)                              upon Executive’s death or disability; or

(v)                                 if Employer shall for any reason within Employer’s or the Nation’s control permanently cease to conduct casino gaming on Nation Territory.

(b)                                 If Executive’s employment should be terminated under Section 5(a) above (or any subsection thereof) then Employer shall at that time pay Executive (or his estate, as applicable) Base Compensation earned through the date Executive is terminated, whereupon Employer shall have no further liability or obligation to Executive under this Agreement or otherwise, except as contemplated by Section 3(f) if Executive is terminated by reason of his disability.

(c)                                  If Executive’s employment should be terminated by Parent for any reason other than those specified in Sections 5(a) above (it being understood that a purported termination for Cause which is contested by Executive and finally determined not to have been proper shall be treated as a termination under this Section 5(c)), then Employer shall:

(i)                                     pay Executive his Base Compensation earned, but unpaid, through the date Executive is terminated;

(ii)                                  continue to pay Executive his Base Compensation in effect as of the date of termination for a period following his termination (the “Severance Period”) equal to the lesser of (A) nine months or (B) the remainder of the period ending on the Termination Date, provided that in no event shall the Severance Period be less than three months; and

(iii)                               to the extent elected by Executive, pay for the cost of Executive’s premiums for continuation healthcare coverage under COBRA, for the lesser of (1) the Severance Period, (2) until Executive is no longer eligible for COBRA continuation coverage, or (3) until Executive obtains comparable healthcare benefits from any other employer during the Severance Period, whereupon Employer shall have no further liability or obligation to Executive for healthcare coverage under this Agreement or otherwise.

Payments to Executive pursuant to Section 5(c)(ii) above shall commence on the day following the effective date of Executive’s termination and shall continue until the Severance Period ends; provided that if Executive has not delivered a signed general release of claims against Employer related to Executive’s employment (and termination of employment) with Employer in substantially the form as attached hereto as Exhibit B (as may be modified by Employer in good faith to reflect changes in law or its employment practices) within 30 days of the effective date of termination, or any such release is later revoked by Executive, the Employer shall be relieved of its obligation to make any payments pursuant to Section 5(c)(ii).  Further, Executive’s receipt of compensation under this Section 5(c) is subject to Executive’s duty to mitigate damages as follows: during the Severance Period, Executive shall endeavor in good faith to mitigate damages by seeking employment with duties and salary comparable to those provided for herein (subject to the limitations of the covenant not to compete set forth in Section 6(c) below), and if he shall obtain such employment, he shall reimburse Employer the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation Employer shall have paid him for such period.

(d)                                 Executive may terminate his employment for any reason upon 90 days written notice to Parent.  If Executive terminates his employment pursuant to this Section 5(d), Employer shall pay Executive the Base Compensation earned through the date of termination, whereupon Employer shall have no further liability or obligation to Executive under this Agreement or otherwise.

(e)                                  Executive acknowledges and agrees that the payments for termination of his employment during the employment term set forth in this Section 5 or for the election by the Employer not to renew the Agreement under Section 2 constitute liquidated damages for termination of his employment during the employment term and such liquidated damages shall be his only remedy with respect to any claim, including, without limitation, breach of contract, he may have under this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that other than any claim for the liquidated damages contemplated hereunder, he waives any rights to be awarded any other damages with respect to any claim he may have under this Agreement, including, without limitation, compensatory or punitive damages.

6.                                       Restrictive Covenants.

(a)                                  Executive acknowledges that:  (i) as a result of Executive’s employment with Employer, he will obtain secret, proprietary and confidential information concerning the business of Employer, including, without limitation, business and marketing plans, strategies, employee lists, patron lists, operating procedures, business relationships (including persons, corporations or other entities performing services on behalf of or otherwise engaged in business transactions with Employer), accounts, financial data, know-how, computer software and related documentation, trade secrets, processes, policies and/or personnel, and other information relating to Employer (“Confidential Information”); (ii) the Confidential Information has been developed and created by Employer at substantial expense and the Confidential Information constitutes valuable proprietary assets and Employer will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Restricted Period (as defined in Section 6(c) below), Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iii) Employer will suffer substantial damage which will be difficult to compute if, during the Restricted Period, Executive should solicit or interfere with Employer’s employees or patrons, or should divulge Confidential Information relating to the business of Employer; (iv) the provisions of this Section 6 are reasonable and necessary for the protection of the business of Employer; (v) Employer would not have hired or employed Executive unless he signed this Agreement; and (vi) the provisions of this Agreement will not preclude Executive from other gainful employment.  “Competitive Business” shall mean any gaming establishment which provides to its patrons games of chance such as slot machines, card games, roulette, or similar games in the State of New York or within a 250 mile radius of Nation Territory and any other business in which the Company is then engaged as of the date of termination of this Agreement.

(b)                                 Executive acknowledges and agrees that the unauthorized disclosure or misuse of Confidential Information will cause substantial damage to Employer.  Therefore, Executive agrees not to, at any time, either during the term of the Agreement or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm or corporation any Confidential Information obtained or learned by Executive during the course of his employment with Employer, with regard to the operational, financial, business or other affairs and activities of Employer, their officers, directors or employees and the entities with which they have business relationships, except (i) as may be necessary to the performance of Executive’s duties with Employer, (ii) with Parent’s express written consent, (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and, in such event, Executive shall promptly notify Employer of the requirement and cooperate with Employer in attempting to keep such information confidential.

(c)                                  During Executive’s employment with Employer and for 12 months after his termination of employment for any reason (the “Restricted Period”), Executive, without the prior written permission of Parent, shall not, directly or indirectly, (i) enter into the employ of or render any services to any person, engaged in a Competitive Business; or (ii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.   This Section 6(c) shall not prevent Executive from owning common stock in a publicly traded corporation which owns or manages a casino provided Executive does not take an active role in the ownership or management of such corporation and his ownership interest represents less than 3% of the voting securities and/or economic value of such corporation.  Furthermore, this Section 6(c) shall not be interpreted or applied in a manner that would violate Rule 5.6 of the New York Rules of Professional Conduct.

(d)                                 By executing this Agreement, Executive acknowledges that he understands that Employer’s ability to operate its business depends upon its ability to attract and retain skilled people and that Employer has and will continue to invest substantial resources in training such individuals.  Therefore, during the Restricted Period, Executive shall not, without the prior written permission of Parent, directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing personal services to Employer.

(e)                                  By executing this Agreement, Employee acknowledges that Executive understands that Employer’s ability to operate its business depends upon its ability to attract and retain vendors and patrons.  Therefore, during the Restricted Period, Executive shall not, directly or indirectly, solicit, contact, interfere with, or endeavor to entice away from Employer any of its current or potential patrons or any such persons or entities that were patrons of Employer within the one year period immediately prior to Executive’s termination of employment.  Executive further agrees that, during the Restricted Period, Executive shall not, directly or indirectly, endeavor to entice away from Employer any of its current or potential vendors or any such persons or entities that were vendors of Employer within the one year period immediately prior to Employee’s termination of employment.

(f)                                    Executive acknowledges and agrees during his employment and for all time thereafter that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of Employer and its officers, directors, employees, affiliates, or agents thereof in either a professional or personal manner.  Employer acknowledges and agrees that during Executive’s employment and for all time thereafter, Employer will not defame or publicly criticize Executive either in a professional or personal manner, except as may be necessary to defend Employer from comments made by or on behalf of Executive.

(g)                                 Executive recognizes and agrees that any works of authorship, databases, discoveries, developments, improvements, computer programs, or any other intellectual property rights whatsoever that Executive makes or conceives, or has made or conceived, solely or jointly, during the period of Executive’s employment with Employer, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to or useful in the current or anticipated business or activities of Employer; (ii) fall within Executive’s responsibilities as employed by Employer; or (iii) are otherwise developed by Executive through the use of Employer’s Confidential Information, equipment, software or other facilities or resources or at times during which Executive is or has been an employee (“Works”) constitute “work for hire” under the United States Copyright Act, as amended.  If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then Executive hereby assigns to Employer all rights, title and interest therein and shall cooperate to establish Employer’s ownership rights, including the execution of all documents necessary to establish Employer’s exclusive ownership rights.  Executive agrees to disclose to Employer his entire right, title and interest in and to all Works.

(h)                                 If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6 of the Agreement, Employer shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to Employer are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide an adequate remedy to Employer.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.  Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement.

(i)                                     If, at any time, the provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.                                       Compliance with Section 409A.

(a)                                  This Agreement shall be interpreted to avoid any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, with respect to in-kind benefits provided or expenses eligible for reimbursement under this Agreement that are subject to Section 409A, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in U.S. Treasury Regulation §1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as practicable after the Executive requests such reimbursement, but not later than the December 31 of the calendar year in which the expense was incurred.

8.                                       Miscellaneous.

(a)                                  Executive agrees that during the term of this Agreement unless earlier terminated, he will commit his full time and energies to the duties imposed hereby; provided, that, with the prior written approval of the Board, Executive may expend as much of his personal time on his own ventures or investments, so long as: (i) such time is not substantial and does not interfere with his ability to perform his duties hereunder; (ii) such activities do not compete or conflict with the business of Employer or create a personal conflict of interest to Executive and (iii) such venture or investment does not transact any business with Employer without prior disclosure to, and approval by, the Board.

(b)                                 Executive represents to Employer that there are no restrictions or agreements to which he is a party which would be violated by his execution of this Agreement and his employment hereunder.

(c)                                  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of Parent, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by any party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The respective rights and obligations of the parties hereunder of this

Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(d)                                 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

(e)                                  Except as provided in Section 6(h) of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in Niagara Falls, New York in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.  The parties agree that the only remedies available to Executive under this Agreement are those that are set forth in Section 5 and the arbitrator shall have no authority to award any other damages, including, without limitation, punitive and/or compensatory damages.  The parties further agree that they shall bear their own attorneys’ fees and related costs arising out of any such dispute, controversy or claim under this Agreement.

(f)                                    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Lee Shannon

P.O. Box 1834

Portland, Oregon 97207

If to Parent:

310 Fourth Street

Niagara Falls, New York (Seneca Nation Territory) 14303

Attn:  Board of Directors and Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(g)                                 The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h)                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)                                     Except as otherwise provided herein and except with respect to terms regarding Executive’s relocation assistance, which are set forth in the Conditional Offer of Employment letter from Parent to Executive dated April 23, 2010, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Except as otherwise provided herein, any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

(j)                                     All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

(k)                                  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

(l)                                     Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement.

(m)                               Employer shall have the right at its own expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Employer (or its designated affiliate) shall be the beneficiary.  Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Employer in obtaining such insurance.

(n)                                 Employer shall indemnify, defend and hold Executive harmless, including the payment of reasonable attorney’s fees, if the Employer does not directly provide Executive’s defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron, tribal member, or any other person, with respect to any claim that asserts as a basis, any acts, omissions, or other circumstances involving the performance of the Executive of his duties as an officer of Employer, except for actions of the Executive that are the basis for termination pursuant to Section 5(a)(iii) of this Agreement or where indemnification is prohibited by Employer’s Charter or By-laws, as are in effect on the Commencement Date.

(o)                                 Employer shall include Executive in any directors and officers liability insurance coverage it maintains, including coverage for legal malpractice.

(p)                                 Executive shall become admitted to practice law in the State of New York promptly following the Commencement Date, and shall maintain his license to practice law in the State of New York and maintain his status as a member of the bar in good standing.

9.                                       Waiver of Sovereign Immunity.

(a)                                  Parent grants a waiver of its sovereign immunity from suit exclusively to Executive (and his estate in the event of his death) for the purpose of enforcing this Agreement, or permitting or compelling arbitration and other remedies as provided herein.  This waiver is solely for the benefit of the aforesaid parties and for no other person or entity.  For this limited purpose, Parent consents to be sued solely with respect to the enforcement of any decision by an arbitrator relating to this Agreement as provided in Section 8 of this Agreement in the United States District Court for the Western District of New York.

(b)                                 Parent hereby waives any requirement of exhaustion of tribal remedies, and agrees that it will not present any affirmative defense in any dispute based on any alleged failure to exhaust such remedies.  Without in any way limiting the generality of the foregoing, Parent expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, repossessing any property and equipment subject to a security interest or otherwise giving effect to any judgment entered; provided, however that Parent does not hereby waive the defense of sovereign immunity with respect to any action by third parties.

(c)                                  Parent’s waiver of immunity from suit is irrevocable and specifically limited to the remedies provided in Section 5 of this Agreement regarding liquidated damages.  Any monetary award related to any such action shall be satisfied solely from the net income of Parent.

(d)                                 Notwithstanding anything in this Agreement to the contrary, this waiver is to be interpreted in a manner consistent with Parent’s ability to enter into this Agreement, including, without limitation, this Section 9, as provided in the Charter of Parent, as it may be amended from time to time.  Accordingly, the Nation shall not be liable for the debts or obligations of Parent, and Parent shall have no power to pledge or encumber the assets of the Nation.  Furthermore, this Section 9 does not constitute a waiver of any immunity of the Nation or a delegation to Parent of the power to make any such waiver. This Section 9 shall be strictly construed with a view toward protecting the Nation’s assets from the reach of creditors and others.

[Signature Page Follows]

EXECUTED, as of the date first written above.

SENECA GAMING CORPORATION

By	/s/ Catherine Walker
Name: Catherine Walker
Title: President and CEO

EXECUTIVE

/s/ Lee K. Shannon
Name: Lee K. Shannon

Exhibit A

Description of Duties

Seneca Gaming Corporation

JOB DESCRIPTION

FINAL DRAFT

POSITION:	Senior VP & General Counsel
DEPARTMENT:	Executive
REPORTS TO:	President/CEO and Board of Directors
GAMING LICENSE RANK:	Key
PROJECTED EMPLOYEES (FTE):	1
EFFECTIVE DATE:	8/1/04
REVISION DATE:	5/25/10
JOB SALARY GRADE:	S-43

JOB SUMMARY:

The Sr. Vice President & General Counsel of the Seneca Gaming Corporation oversees and directs all of the legal activities of the Company and its subsidiaries including coordinating and managing outside legal counsel.  All duties are performed within the guidelines of Seneca Gaming Corporation’s Policies and Procedures, Internal Control Standards, and objectives.

ESSENTIAL FUNCTIONS AND RESPONSIBILITIES:

1.               Develop, mentor and train enrolled Seneca Nation members for future senior leadership positions with the legal department.

2.               Direct legal activities of the Company and its outside legal counsel.

3.               Assist the Nation’s Department of Justice if needed with issues concerning Federal Agencies, including the Department of Justice, the National Indian Gaming Commission and the Department of the Interior and Bureau of Indian Affairs.

4.               Provide counsel and direction to the Company and its Board of Directors on all legal matters.

5.               Coordinate with the CFO pertaining to compliance by the Company and its employees with the regulations of the Securities & Exchange Commission, including Sarbanes-Oxley.

6.               Prepare and review leases and contracts.  If required, coordinate outside legal counsel efforts regarding these matters.

7.               Maintain relationship with Nation’s Council and legal advisors, and provide all requested information to Council, as requested by it from time to time.

8.               Oversee the risk management function and all related insurance and claims issues.

9.               Oversee the compliance department function and all related regulatory issues.

10.         Study, interpret, and apply appropriate law, court decisions and other appropriate legal alternatives in the preparation of cases, legal opinions and litigation pleadings as necessary.

11.         Provide advice and guidance regarding lawsuits filed in Federal and State Courts against or on behalf of SGC and its subsidiaries.  Prepare necessary legal pleadings, or coordinate outside legal counsel efforts regarding these matters.

12.         Is directly responsible for the control of outside legal counsel fees, including hours billed, hourly rates, level of attorney experience, and retainers.

13.         Is responsible for the achievement of Legal Department’s operating budget.

14.         Maintain positive working relationship with co-workers, outside legal counsel, and government officials.

15.         Maintain an open relationship with the Nations Council and provide all necessary information to the council as requested from time to time.

16.         Oversee the legal department’s counsel to the SARCS Committee, providing guidance regarding the Company’s compliance with current termination and suspicious transaction reporting.

17.         Other duties as assigned by the President/CEO and SGC Board of Directors.

18.         Maintain a current understanding of all policy and guidelines regarding information security including the Seneca Gaming Corporation Acceptable Use Policy.  Understand and comply with all information security policies and procedures at all times.

19.         Provide exceptional customer service to all patrons and communicate in a pleasant, friendly and professional manner at all times.  Maintain a professional work environment with supervisors, managers and staff.

20.         Meet the attendance guidelines of the job and adhere to regulatory, departmental and company policies.

21.         Must complete all required SGC Training programs within nine (9) months from commencement of employment.

22.         Attend all necessary meetings.

23.         Duties, responsibilities, requirements and expectations pertaining to this job are subject to change as needed.  Hours are determined by a 24-hour schedule.

24.         The department leadership position requires hours that can extend from 45-50 hours per week, or more, and be inclusive of work weeks that consist of 6 or 7 days.

QUALIFICATIONS/REQUIREMENTS:

To perform this job successfully, the incumbent must be able to perform each of the essential duties and responsibilities satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required.

Education/Experience:

1.               Must be 18 years of age or older upon employment.

2.               A LLD or JD from a recognized law school.

3.               A minimum of seven (7) to ten (10) years of relevant experience with a background in Indian/Native American law.

4.               Excellent oral, written, analytical, and organizational skills are required.

5.               Successful candidate must be results oriented, and a hands-on professional.

6.               Have the ability to read, analyze, and interpret complex documents, and provide legal guidance regarding such matters.

7.               Must be capable of defining problems, collection of data, establishing facts, and drawing valid conclusions and providing solutions.

8.               Must demonstrate leadership skills.

9.               Admission to New York Bar..

10.         Applicant must be able to substantiate a safe driving record within the parameters acceptable to our liability insurance carrier.

Language Skills and Reasoning Ability:

1.               Excellent communication skills required.

2.               Must be capable to write clearly about complex issues.

3.               Must be able to interact with a diverse group of people.

4.               Must be capable of dealing effectively with people.

Physical Requirements and Work Environment:

The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job.  Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.  The noise level in the work environment is usually moderately loud. When on the casino floor, the noise levels increase to loud.  Must be able to work in an environment where smoking is permitted.

1.               Must be able to stand, walk, and move through all areas of the casino.

2.               Maintain physical stamina and proper mental attitude to work under pressure in a fast-paced, casino environment and effectively deal with customers, management, employees, and members of the business community in all situations.

Other:

1.               Must be able to be approved for and maintain a valid Key license.

2.               Must be able to read, write, speak and understand English. Must be able to respond to visual and aural cues.

3.               Work nights, weekends and holidays as required.

4.               Employment is contingent upon a favorable outcome of a background investigation and drug screening.

5.               Preference in filling vacancies is given to qualified members of the Seneca Nation of Indians or qualified Native American candidates in accordance with the Indian Preference Act (25 USC 472).  The Seneca Nation of Indians and the Seneca Gaming Corporation are also committed to achieving full equal opportunity without discrimination based on race, religion, color, gender, national origin, politics, marital status, physical disability, age or sexual orientation.

Exhibit B

Form of Release

See Attached.

RELEASE OF ALL CLAIMS

Release of Claims by Executive.

It is understood and agreed by the Seneca Gaming Corporation (the “Company”), a governmental instrumentality of the Seneca Nation of Indians of New York, and                      (“Executive”), that in consideration of the mutual promises and covenants contained in this general release of all claims (the “Release Agreement”), Executive, on behalf of Executive and Executive’s agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, up to and including the Effective Date (as defined below), provided, however, that any claims arising after the Effective Date from the then present effect of acts or conduct occurring on or before the Effective Date shall be deemed released under this agreement, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with (i) Executive’s employment or service with the Company and, to the extent applicable, a Released Party, or the termination thereof; (ii) the Employment Agreement dated as of                            , 20     between the Company and Executive, or the termination thereof; (iii) any treatment of Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, discipline, work hours, demotion, transfer, termination, compensation, performance review, or training; (iv) any statements or alleged statements by the Company or any of the Released Parties regarding Executive, whether oral or in writing; (v) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, compensatory damages, or lost wages; (vi) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; or (vii) all such other claims that Executive could assert against any, some, or all of the Released Parties in any forum, whether such claims are known or unknown, accrued or unaccrued, liquidated or contingent, direct or indirect.

Said release shall be construed as broadly as possible and shall also extend to release the Released Parties, without limitation, from any and all claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, against any Released Party for violation(s) of any of the following, to the extent applicable: the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Older Workers Benefit Protection Act of 1990; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985; the New York Human Rights Law; the New York City Human Rights Law; the New York Labor Law; the New York Whistleblower Protection Law; the New York Wage and Hour Laws; the New York City

Administrative Code; any other tribal, federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees.

The term “Released Parties” or “Released Party” as used herein shall mean and include: the Company and the Company’s parents, subsidiaries, affiliates, and all of their predecessors and successors (collectively, the “Released Entities”), and with respect to each such Released Entity, all of its former, current, and future officers, directors, agents, representatives, employees, servants, owners, shareholders, partners, joint venturers, attorneys, insurers, administrators, and fiduciaries, and any other persons acting by, through, under, or in concert with any of the persons or entities listed herein.

Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this Release Agreement and releasing all claims against any of the Released Parties, Executive has waived any and all rights or claims that Executive has or could have against any Released Party under the Age Discrimination in Employment Act, which includes any claim that any Released Party discriminated against Executive on account of Executive’s age. Executive also acknowledges the following:

(a)                                  The Company, by this written Release Agreement, has advised Executive to consult with an attorney prior to executing this Release Agreement;

(b)                                 This Release Agreement does not include claims arising after the Effective Date, provided, however, that any claims arising after the Effective Date from the then present effect of acts or conduct occurring on or before the Effective Date shall be deemed released under this Release Agreement;

(c)                                  The Company has provided Executive the opportunity to review and consider this Release Agreement for twenty-one (21) days from the date Executive receives this Release Agreement. At Executive’s option and sole discretion, Executive may waive the twenty-one (21) day review period and execute this Release Agreement before the expiration of twenty-one (21) days. If Executive elects to waive the twenty-one (21) day review period, Executive acknowledges and admits that Executive was given a reasonable period of time within which to consider this Release Agreement and Executive’s waiver is made freely and voluntarily, without duress or any coercion by any other person; and

(d)                                 Executive may revoke this Release Agreement within a period of seven (7) days after execution of the agreement. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the Company, to the attention of the Chief Executive Officer of the Seneca Gaming Corporation, 310 Fourth Street, Niagara Falls, New York (Seneca Nation Territory) 14303, by the end of the seventh (7th) calendar day. Under any such valid revocation, Executive shall not be entitled to any benefits under this Release Agreement and this Release Agreement shall become null and void. This Release Agreement becomes effective on the eighth (8th) calendar day after it is executed by both parties (the

“Effective Date”).

Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by Executive, exists before any federal, state, or local court or administrative agency. Executive hereby waives Executive’s right to accept any relief or recovery, including costs and attorney’s fees, from any charge or complaint before any federal, state, or local court or administrative agency against any of the Released Parties, except as such waiver is prohibited by law.

Executive agrees that Executive will not, unless otherwise prohibited by law, at any time hereafter, participate in as a party, or permit to be filed by any other person on Executive’s behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Released Parties or any past, present or future employee benefit and/or pension plans or funds of the Released Entities with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Release Agreement. Executive further agrees that Executive will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this paragraph or by the Release Agreement and that this Release Agreement shall act as a bar to recovery in any such proceedings.

Executive agrees that neither this Release Agreement nor the furnishing of the consideration for the general release set forth in this Release Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this Release Agreement.

Miscellaneous.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles. If any provision of the Release Agreement other than the general release set forth above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this Release Agreement in full force and effect. If any portion of the general release set forth in this Release Agreement is declared to be unenforceable by a court of competent jurisdiction in any action in which Executive participates or joins, Executive agrees that all consideration paid to Executive under this Release Agreement shall be offset against any monies that Executive may receive in connection with any such action.

This Release Agreement sets forth the entire agreement between Executive and the Released Parties and it supersedes any and all prior agreements or understandings with respect to the subject matter hereof, whether written or oral, between the parties, except as otherwise specified in this Release Agreement. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to him in connection with Executive’s decision to sign this Release Agreement, except for those set forth in this Release Agreement.

This Release Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Release Agreement.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE CAREFULLY HAS READ THIS RELEASE AGREEMENT; THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF EXECUTIVE’S CHOOSING; THAT EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS RELEASE AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS RELEASE AGREEMENT; AND THAT EXECUTIVE IS SIGNING THIS RELEASE AGREEMENT KNOWINGLY AND VOLUNTARILY. EXECUTIVE STATES THAT EXECUTIVE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE EXECUTIVE’S BUSINESS AFFAIRS AND UNDERSTANDS THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has executed this Release Agreement as of the date set forth below.

EXECUTIVE

By:
Name:
Date:

Sworn to and subscribed before me

this day of , 20 .

Notary Public

ACCEPTED AND ACKNOWLEDGED BY SENECA GAMING CORPORATION

By:
Name:
Title:
Date: